Exhibit 99.3

JOINT FILING AGREEMENT

The undersigned hereby agree to jointly prepare and file with regulatory authorities this Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Xerox Holdings Corporation, and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 13th day of July 2026.

STARTEEPO Invest, investicni fond s promennym zakladnim kapitalem, a.s.

By:	/s/ Frantisek Bostl
Name:	Frantisek Bostl
Title:	Chief Investment Officer and Chairman of the Board

Frantisek Bostl

By:	/s/ Frantisek Bostl
Frantisek Bostl